Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2007

Gainesville Bank & Trust, a Georgia banking corporation

United Bank & Trust, a Georgia banking corporation

Community Trust Bank, a Georgia banking corporation

HomeTown Bank of Villa Rica, a Georgia banking corporation

GB&T Bancshares, Inc. Statutory Trust I, a Connecticut trust

First National Bank of the South, a national banking corporation

GB&T Bancshares, Inc. Statutory Trust II, a Connecticut trust

Southern Heritage Bancorp, Inc. Statutory Trust I, a Connecticut trust

First National Bank of Gwinnett, a national banking corporation

Mountain State Bank, a Georgia banking corporation